                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                                  ALFIN, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                  ALFIN, INC.
                   720 FIFTH AVENUE, NEW YORK, NEW YORK 10019
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 20, 1997
                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Alfin, Inc., a New York corporation (the "Company"), will be held at the Omni Berkshire Place, 21 East 52nd Street, New York, New York 10022, on May 20, 1997, at 3:00 p.m. (New York time), for the following purposes:

          (1) To elect a board of four (4) directors to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified;

          (2) To ratify the selection of Arthur Andersen LLP as independent public accountants for the Company for fiscal year 1997; and

          (3) To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

     The shareholders of record of the Company at the close of business on March 31, 1997 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

     We hope you plan to attend the Meeting in person, but in any event you are urged to mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be voted in accordance with your wishes. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy.

                                          By Order of the Board of Directors

                                          Michael D. Ficke
                                          Secretary

New York, NY
April 29, 1997

                                  ALFIN, INC.
                   720 FIFTH AVENUE, NEW YORK, NEW YORK 10019
                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Alfin, Inc., a New York corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held on May 20, 1997, at 3:00 p.m. (New York time) at the Omni Berkshire Place, 21 East 52nd Street, New York, New York 10022, and any adjournment thereof (the "Meeting"). The matters to be considered and acted upon at the Meeting are described in the foregoing Notice of Annual Meeting of Shareholders and this Proxy Statement. This Proxy Statement and the related form of proxy are being mailed on or about April 29, 1997, to all of the shareholders of record of the Company on March 31, 1997. Shares of the Company's Common Stock, $.01 par value ("Common Stock"), represented by proxies will be voted as hereinafter described or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later dated proxy or by attending the Meeting and voting in person.

     The persons named as proxies are Elisabeth Fayer, the Chief Executive Officer and President of the Company, and Michael D. Ficke, the Secretary of the Company. The cost of preparing, assembling and mailing the proxy, this Proxy Statement and the other material enclosed and all clerical and other expenses of solicitation will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such custodians and will reimburse such custodians for all of their costs and expenses in forwarding soliciting materials.

                                 VOTING RIGHTS

     Only holders of shares of Common Stock of record at the close of business on March 31, 1997 will be entitled to vote at the Meeting. On March 31, 1997, the Company had 11,787,983 outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter. Holders of shares of Common Stock are not entitled to cumulative voting rights.

     The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. If a quorum is present, the affirmative vote of the holders of a plurality of the shares cast at the Meeting and entitled to vote will be required to act on the election of directors, and the affirmative vote by the holders of a majority of the shares cast at the Meeting and entitled to vote will be required to act on all other matters to properly come before the Meeting. If a shareholder, present in person or by proxy, abstains on any matter, the shareholder's shares will not be treated as a vote against such matter. Broker non-votes are treated as shares as to which voting power has been withheld by the beneficial owners of such shares and, therefore, as shares not cast. A shareholder may, with respect to that election of Directors, (i) vote for the election of all nominees proposed by the Board, (ii) withhold authority to vote for all such nominees or (iii) withhold authority to vote for any of such nominees by so indicating in the appropriate space on the proxy.

                               SECURITY OWNERSHIP

     The following table sets forth certain information as of March 31, 1997 regarding (i) the share ownership of the Company by each person who is known to the Company to be the record or beneficial owner of more than five percent (5%) of the Company's outstanding Common Stock, (ii) the share ownership of the Company of each director of the Company and the share ownership of the Chief Executive Officer of the Company and each of the other most highly paid executive officers of the Company who earned in excess of $100,000 during the Company's last fiscal year (collectively the "Named Executives") and (iii) the share ownership of the Company of all directors of the Company and Named Executives, as a group.

                                                                                         PERCENT
                                                              AMOUNT OF COMMON STOCK       OF
            NAME AND ADDRESS OF BENEFICIAL OWNER                BENEFICIALLY OWNED       CLASS(1)
------------------------------------------------------------  ----------------------     -------
Elisabeth Fayer.............................................         7,288,935(2)          61.8
  32 Belvedere Road
  Westmont, Quebec
  Canada H3Y 1P4
Jacques Desjardins..........................................           100,000                *
  617 Avenue Powell
  Mt. Royal, Quebec
  Canada 113R 1L7
Steven Korda................................................            66,667                *
  One Westmont Square
  Suite 1500
  Montreal, Quebec
  Canada 113Z 2P9
Suzanne Langlois............................................           100,000                *
  53 Breton
  Laval Des Rapides,
  Quebec
  Canada H6N 3K8
Adrienne Newman(3)..........................................           625,000(4)           5.0
  2 East End Avenue
  New York, New York 10021
Jean Farat(5)...............................................               -0-                *
  235 West 48th Street, Apt. 41H
  New York, New York 10036
Michael Ficke...............................................               -0-                *
  75 Waters Edge Road
  Sparta, New Jersey 07871
All Directors and Executive Officers as a Group (7                   8,180,602             65.9
  Persons)..................................................

---------------
 *  Less than 1%.

(1) For purposes of computing these percentages, shares not outstanding but beneficially held through contract rights, stock options or warrants exercisable within 60 days from the date hereof are deemed outstanding with respect to such individual(s). Based upon 11,787,983 shares of Common Stock outstanding on March 31, 1997.

(2) Includes 7,188,935 shares of Common Stock which are owned of record by Fine Fragrances Distribution, Inc. ("FFD"), a wholly-owned subsidiary of 3143040 Canada, Inc. of which Elisabeth Fayer is the sole owner. Elisabeth Fayer, through 3143040 Canada, Inc., has sole investment and voting discretion with respect to all of the shares of the Company owned by FFD.

(3) Terminated her Employment Agreement, whereby she served as President and Chief Executive Officer of the Company's wholly-owned subsidiary, Adrien Arpel, Inc., on October 28, 1996.

(4) Represents 625,000 shares of Common Stock issuable upon exercise of warrants. Such warrants are fully vested and have an exercise price of $1.25 per share. 500,000 of such warrants expire on November 19, 1998 and 125,000 of such warrants expire on July 31, 2001.

(5) Resigned, as of October 23, 1996, as Chairman of the Board and Chief Executive Officer of the Company.

                      PROPOSAL I -- ELECTION OF DIRECTORS

NOMINATIONS AND ELECTION OF DIRECTORS

     The Board has nominated Jacques Desjardins, Elisabeth Fayer, Steven Korda and Suzanne Langlois (all of whom are members of the present Board of Directors of the Company) to serve as directors of the Company until the Company's 1998 Annual Meeting of Shareholders or until their respective successors have been elected and qualified.

     Unless otherwise specified, shares represented by proxies will be voted in favor of the election of all of the nominees, except that, in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such persons as the Board of Directors may recommend. Management does not presently contemplate that any of the nominees will become unavailable for any reason.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
                       ELECTION OF EACH OF THE NOMINEES.

INFORMATION COVERING NOMINEES

     The following table sets forth the names of the nominees and certain information with regard to each nominee.

                NAME OF NOMINEE          AGE     DIRECTOR SINCE       POSITION WITH COMPANY
        -------------------------------  ---     --------------     --------------------------
        Jacques Desjardins.............  63         Nov. 1992       Director
        Elisabeth Fayer................  50         Nov. 1992       Chief Executive Officer,
                                                                    President and Director
        Steven Korda...................  56         Nov. 1992       Director
        Suzanne Langlois...............  43         Nov. 1992       Director

     JACQUES DESJARDINS, a Canadian citizen, was elected as a director of the Company in November 1992 and has for more than the past five (5) years been engaged in private practice as a general legal advisor (a notary and title attorney) in Montreal, Quebec, Canada.

     ELISABETH FAYER, a Canadian citizen, was elected as a director of the Company in November 1992. Mrs. Fayer became the President of the Company in September 1996, and was named Chief Executive Officer of the Company in October 1996 when the acting Chairman of the Board and Chief Executive Officer, Mr. Jean Farat, resigned from the Company. For more than the past five (5) years, Mrs. Fayer has owned and served as President and Chief Executive Officer of Gerbe, a major French hosiery company, and has also partially owned and managed various French fragrance and cosmetic companies including the world famous fashion house Pierre Balmain.

     STEVEN KORDA, a Canadian citizen, was elected as a director of the Company in November 1992 and has for more than the past five (5) years been the principal of Korda & Associates, a law firm located in Montreal, Quebec, Canada, engaged in the general and commercial practice of law.

     SUZANNE LANGLOIS, a Canadian citizen, was elected as a director of the Company in November 1992 and has been legal counsel to Zanimob Distributions Inc., a privately owned Canadian holding corporation affiliated with Erich Fayer, Elisabeth Fayer's late husband, from January 1981 to the present.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES

     The business and affairs of the Company are managed by the Board of Directors, which met or acted by unanimous written consent five times during fiscal year 1996. During fiscal year 1996, all current directors attended 75% or more of the meetings of the Board of Directors and the committees on which they served which were held during fiscal year 1996. The Board maintains standing Executive, Stock Option and Audit Committees, but does not have Nominating or Compensation Committees.

     The Executive Committee consists of Elisabeth Fayer and has the authority of the Board of Directors in the management of the business and the affairs of the Company, except as prohibited by law or the Company's By-Laws. The Executive Committee did not have any meetings during fiscal year 1996.

     The Stock Option committee consists of Jacques Desjardins and Steven Korda. It reviews and make recommendations to the Board of Directors on officer and senior employee compensation and stock awards and generally oversees matters relating to compensation, including nonmonetary benefits of employees of the Company. The Stock Option Committee did not have any meetings during fiscal year 1996.

     The Audit Committee consists of Jacques Desjardins and Steven Korda. The Audit Committee recommends engagement of the Company's independent accountants, reviews the scope of the audit and the activities and recommendations of the Company's independent accountants, and considers comments made by the independent accountants with respect to weaknesses in the internal controls and consideration given or corrective action taken by management with respect thereto. The Audit Committee did not have any meetings during fiscal year 1996.

                               EXECUTIVE OFFICERS

     Set forth below is certain information, as of April 7, 1997, regarding the executive officers of the Company:

                                                                                EXECUTIVE OFFICER
             NAME            AGE             POSITION WITH COMPANY                    SINCE
    -----------------------  ---     --------------------------------------     -----------------
    Elisabeth Fayer........  50      Chief Executive Officer and President      September 1996
    Jo Ann Segal...........  46      Senior Vice President, General Manager     October 1996
    Michele Mas............  50      Vice President, Marketing                  November 1996
                                     Vice President, Chief Financial
    Michael D. Ficke.......  41      Officer;                                   November 1993
                                     Secretary

     Information with respect to Elisabeth Fayer is set forth under "Information Covering Nominees."

     JO ANN SEGAL joined the Company as Senior Vice President/General Manager in October 1996 and has served in this capacity since that time. For more than the past five (5) years, prior to assuming this position, Ms. Segal served as a senior level sales executive for various cosmetic companies including Lancome, a division of Cosmair, Revlon, Borghese, Inc. and ColorLabs Electronic Management, Inc., a company started by Ms. Segal.

     MICHELE MAS joined the Company as Vice President/Marketing in November 1996 and has served in this capacity since that time. Prior to joining the Company, Ms. Mas served as President of Selecta, USA, Inc., a distributor of children's toiletries. Prior to serving in this position, Ms. Mas served as Vice President/Marketing for the Company's fragrance division.

     MICHAEL D. FICKE joined the Company in July 1989. Mr. Ficke served Alfin, Inc. as Corporate Controller until his promotion to Vice President and Chief Financial Officer in November 1993. Mr. Ficke is a certified public accountant and prior to joining the Company in 1989 he served as Assistant Controller of Chanel Inc., a manufacturer and distributor of fragrance and cosmetic products.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information for the fiscal years ended July 31, 1996, 1995, and 1994 respecting all compensation awarded to, earned by or paid to the Company's Chief Executive Officers and all other Named Executives in all capacities in which each such officer served. Two other officers of Adrien Arpel Inc., who resigned from their positions with Adrien Arpel, Inc. in November 1996, are not included as Named Executives because they did not perform policy-making functions for the Company.

                                                                            LONG TERM COMPENSATION
                                                                        ------------------------------
                                                                                          STOCK OPTION
                                               ANNUAL COMPENSATION                          WARRANT/
                                              ---------------------     OTHER ANNUAL      COMPENSATION
     NAME AND PRINCIPAL POSITION       YEAR   SALARY $    BONUS $       COMPENSATION         AWARDS
-------------------------------------  ----   --------   ----------     -------------     ------------
Jean Farat(1)........................  1996   $270,000   $      -0-        $   -0-(2)      $      -0-
Chairman and Chief                     1995     33,750          -0-            -0-(2)             -0-
Executive Officer
Adrienne Newman(3)...................  1996   $250,000   $3,448,105(4)     $65,000(5)      $      -0-
Vice President of the Company and      1995    250,000    3,374,990(4)      65,000(5)             -0-
President and Chief Executive Officer  1994    250,000      986,488(4)      65,000(5)       1,000,000
of Adrien Arpel, Inc.
Michael D. Ficke.....................  1996   $ 96,500   $    5,000        $   -0-(2)      $      -0-
Vice President,                        1995     93,000          -0-            -0-(2)             -0-
Chief Financial Officer,               1994     88,167          -0-            -0-(2)             -0-
Secretary
Elisabeth Fayer(6)...................  1996   $290,000   $      -0-        $   -0-         $      -0-
President and Chief Executive Officer  1995    114,500          -0-            -0-                -0-

---------------
(1) Became Chairman of the Board and Chief Executive Officer of the Company in June 1995 and resigned from these positions as of October 23, 1996.

(2) Excludes personal benefits which did not exceed the lesser of $50,000 or 10%, on an annual basis, of such officer's salary and bonus.

(3) Terminated her Employment Agreement, whereby she served as President and Chief Executive Officer of the Company's wholly-owned subsidiary, Adrien Arpel, Inc., on October 28, 1996. See "Executive Compensation-Employment Agreements."

(4) Commissions paid based on 1/3 of the revenues, net of direct expenses, derived from television shopping sales of cosmetics.

(5) Represents a non-accountable annual expense allowance of $65,000.

(6) Named President of the Company in September 1996 and became Chief Executive Officer of the Company in October 1996.

YEAR-END OPTION VALUES TABLE

     The following table sets forth information at July 31, 1996, respecting exercisable and non-exercisable options held by the Named Executives. The table also includes the value of "in-the-money" options which represents the spread between the exercise price of the existing stock option and the year-end price of the Common Stock.

                                                        NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                                           OPTIONS HELD AT          IN-THE-MONEY OPTIONS
                                                            JULY 31, 1996         HELD AT JULY 31, 1996(2)
                                                      -------------------------   -------------------------
                                                                        NOT                         NOT
                                                      EXERCISABLE   EXERCISABLE   EXERCISABLE   EXERCISABLE
                                                      -----------   -----------   -----------   -----------
Adrienne Newman(1)..................................    625,000       -0-          $ 468,750       $ -0-

---------------
(1) 1,000,000 Warrants granted on November 19, 1993 at $1.25 per share.

(2) Based on a July 31, 1996 closing price of $2.00.

EMPLOYMENT AGREEMENTS

     Ms. Adrienne Newman was employed as the President and Chief Executive Officer of the Company's wholly-owned subsidiary, Adrien Arpel, Inc., pursuant to an employment agreement with the Company, dated as of April 4, 1990, as amended November 18, 1991 and November 19, 1993 (together, the "Employment Agreement"). The Employment Agreement terminated on the earliest to occur of (i) April 4, 1998, (ii) the last day of any month in which Ms. Newman died, (iii) the last day of the month in which the Company elected to terminate Ms. Newman's employment due to her physical or mental disability, (iv) the termination by the Company of Ms. Newman's employment for "good cause" as therein defined, and (v) the termination of television marketing efforts after April 4, 1994. The Employment Agreement provided for salary, fringe benefits and commission payments based upon 33% of the revenues, net of direct expenses, attributable to television shopping sales. Ms. Newman, who served as the selling host under the name Adrien Arpel, in the Company's sales program on the Home Shopping Network, Inc. ("HSN"), also had vested rights in 625,000 warrants, 500,000 of which were scheduled to expire on November 19, 1998, and the remaining 125,000 of which were scheduled to expire on July 31, 2001.

     On October 28, 1996 the Company received notice from Adrienne Newman purporting to terminate the Employment Agreement based on an alleged breach of the Employment Agreement by the Company. On November 8, 1996, the Company and Adrienne Newman reached an agreement (the "Interim Agreement") whereby Ms. Newman agreed to appear as the selling host for Adrien Arpel, Inc. on HSN shows scheduled for November 14-18, 1996, December 12-16, 1996 and January 23-27, 1997 (the "HSN Selling Period"). During the HSN Selling Period, Ms. Newman served as an independent contractor and not as an employee of the Company. The Company and Ms. Newman also agreed to refrain from initiating legal action against the other in connection with their dispute over Ms. Newman's termination of the Employment Agreement until after the expiration of the HSN Selling Period.

     On January 28, 1997, after the expiration of the HSN Selling Period, the Company was served by Adrienne Newman with a summons and complaint returnable in the Supreme Court, New York County, whereby she asserted claims for damages against the Company based upon alleged breaches by the Company of Ms. Newman's Employment Agreement and the Interim Agreement. Unspecified damages were claimed. A further claim requested a judicial determination that the Employment Agreement was materially breached by the Company resulting in its termination.

     The Company served an Answer and Counterclaim on March 19, 1997 in response to the action commenced by Ms. Newman. The Company's Counterclaim asserts various claims against Ms. Newman, seeking damages and injunctive relief. Among other things, it is the position of the Company that Ms. Newman was in material breach of her Employment Agreement when she terminated the Employment Agreement on October 28, 1996. As a consequence, it is the Company's belief that Ms. Newman's refusal to perform throughout the term of the Employment Agreement which ends in April 1998, particularly her willful refusal and failure to appear as selling host on HSN, will damage the Company in the sum of at least eleven million dollars ($11,000,000). The Company also asserted claims against Ms. Newman for breaches of her covenant not to compete and her covenant not to disclose trade secrets and proprietary data, and for attempting to disparage the Company.

     Ms. Langlois has been providing consulting services to the Company since December 1992. She initially received payments at a rate of $9,600 per annum, which amount was increased to $16,800 per annum effective November 1, 1994. These consulting services consist of legal advice on contract matters as requested by the Company from time to time, are not full time services and may be terminated by the Company at will. There is no written consulting agreement between the Company and Ms. Langlois.

     Mrs. Fayer was retained to provide consulting services to the Company and Adrien Arpel, Inc. commencing November 1, 1994 at an annual rate of $84,000. This was increased to $290,000 per annum effective May 1, 1995 and to $600,000 per annum effective September 1, 1996. During September 1996, Mrs. Fayer was named President of the Company and she has also been serving as the Chief Executive Officer of the Company since October 1996 when the acting Chairman of the Board and Chief Executive Officer, Mr. Jean Farat, resigned from the Company. There is no written employment agreement between the Company and Mrs. Fayer.

     Ms. Jo Ann Segal is employed by the Company pursuant to an employment agreement dated October 23, 1996. This agreement terminates on the earliest to occur of (i) October 27, 1997 or (ii) the termination of Ms. Segal's employment for "cause", as therein defined. After October 27, 1997, this agreement may be terminated on 90 days prior written notice. Ms. Segal serves as Senior Vice President/General Manager of the Company at an annual base salary of $225,000, plus certain benefits which do not exceed 10% of her annual compensation. She is also provided with an apartment leased by the Company in New York City. Ms. Segal was also granted stock options for 25,000 shares of the Company's Common Stock, valued at the closing price on the date of the grant with options for 10,000 shares becoming fully exercisable after she is employed by the Company for a period of one year and options for the remaining 15,000 shares becoming fully exercisable after she is employed by the Company for a period of two years.

     Ms. Michele Mas is employed by the Company pursuant to an employment agreement dated November 1, 1996. This agreement terminates on the earliest to occur of (i) October 31, 1997 or (ii) the termination of Ms. Mas' employment for "cause", as therein defined. Ms. Mas serves as Vice President, Marketing of the Company at an annual base salary of $144,000 plus certain benefits which do not exceed 10% of her annual compensation. Ms. Mas was also granted stock options for 25,000 shares of the Company's Common Stock, valued at the closing price on the date of the grant, with options for 10,000 shares becoming fully exercisable after she is employed by the Company for a period of one year and options for the remaining 15,000 shares becoming fully exercisable after she is employed by the Company for a period of two years.

     Mr. Ficke is currently an executive officer of the Company earning $104,000 per annum. There is no written employment agreement between the Company and Mr. Ficke.

COMPENSATION FOR SERVICES AS DIRECTOR

     Each Director who did not also serve as an officer, employee or consultant of the Company during fiscal year 1996 (Messrs. Desjardins and Korda for fiscal year 1996) received $650 for each Board of Directors or Committee meeting attended by such Director or $200 for each meeting in which such Director participated by telephonic conference. Directors who also served as officers or employees of the Company receive no additional compensation for attendance or participation at Board of Directors or Committee meetings.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Board of Directors is responsible for matters pertaining to compensation of officers, including the Named Executives and key employees, as well as stock awards for all employees. The Board is advised on these matters by the Stock Option Committee. The following report is presented by the entire Board of Directors of the Company.

     The Board of Directors executive compensation program is designed to attract, reward and retain executives who are important to the Company's long term viability and success and to provide compensation that is competitive with that of companies of comparable size and stature in the cosmetics and fragrance industries. These comparable companies are not included on the Standard & Poor's Cosmetics/Personal Care Index, and generally have sales in the $20,000,000 to $50,000,000 range, are engaged in the fragrance and/or cosmetics industries and are primarily privately owned. The Board of Directors has access to compensation professionals, such as executive recruiters, in determining executive compensation.

     With respect to all employees, other than Adrienne Newman, the basic component of executive compensation in fiscal year 1996 was salary. Prior to her departure from the Company, Ms. Newman's yearly base compensation under her employment agreement was $250,000, plus a non-accountable annual expense allowance of $65,000. In addition she was granted a 1/3 share of the revenues, net of direct expenses, derived from television shopping sales of cosmetics. The large compensation provided to Ms. Newman prior to her departure from the Company directly reflected her unique and vital role in generating a substantial portion of the Company's revenues.

                             THE BOARD OF DIRECTORS
                               Jacques Desjardins
                                Elisabeth Fayer
                                  Steven Korda
                                Suzanne Langlois

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Elisabeth Fayer, who is currently serving as the President and Chief Executive Officer of the Company, and Jean Farat, who was the Company's Chairman and Chief Executive Officer prior to his departure on October 23, 1996, and is no longer associated with the Company, participated in determining compensation for officers and employees of the Company in fiscal year 1996, although each abstained in the consideration of their respective compensation as a consultant and the Chief Executive Officer of the Company, respectively.

                    PROPOSAL II -- RATIFICATION OF SELECTION

                       OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board believes it is appropriate to submit for ratification by the shareholders its selection of Arthur Andersen LLP as the independent public accountants for the Company for fiscal year 1997. Arthur Andersen LLP has served as independent accountants for the Company since fiscal year 1983. Representatives of Arthur Andersen LLP are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Unless otherwise specified, shares represented by proxies will be voted for the ratification of Arthur Andersen LLP as the independent public accountants for the Company. If the shareholders do not so approve, the selection of independent public accountants will be reconsidered by the Board.

                   FIVE-YEAR SHAREHOLDER RETURN COMPENSATION

     The graph set forth below compares the five-year cumulative total return of the Company against the Standard & Poor's 500 Index, the American Stock Exchange Composite Index and the Standard & Poor's Cosmetics/Personal Care Index for the same period.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                       AMONG STANDARD & POOR'S 500 INDEX,
                    AMERICAN STOCK EXCHANGE COMPOSITE INDEX,
     STANDARD & POOR'S COSMETICS/PERSONAL CARE INDEX AND ALFIN, INC. (1)(2)

                                 STANDARD &     AMERICAN STOCK     STANDARD &
     MEASUREMENT PERIOD          POOR'S 500     EXCHANGE|COMPOSITE POOR'S|COSMETICS/PERSONAL
   (FISCAL YEAR COVERED)           INDEX            INDEX          CARE INDEX     'ALFIN, INC.'
1991                                100              100              100              100
1992                                113              106              132              100
1993                                123              119              137              100
1994                                129              119              169               95
1995                                163              154              215              100
1996                                190              168              290              160

---------------
(1) Total return assumes reinvestment of dividends. The Company did not declare any dividends on its Common Stock during the period set forth above.

(2) The Company has selected the Standard & Poor's 500 Index as its broad equity market index for the purposes of measuring the Company's cumulative total return, rather than the American Stock Exchange Composite Index, which was the broad equity market index the Company previously used for its immediately preceding fiscal year. The Company believes that due to its decision in July 1995 to cease distribution of fragrance products and the Company's increased emphasis on retail sales, the Standard & Poor's 500 Index is a more suitable broad equity market index than the American Stock Exchange Composite Index for the purpose of measuring the Company's cumulative total return on an ongoing basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company's Adrien Arpel, Inc. subsidiary has periodically retained Display Creations, Inc., a promotional display creator, to supply Adrien Arpel, Inc. with point of purchase displays. Mr. Ronald Newman, husband of Ms. Adrienne Newman, the former Executive Vice President of the Company and the former President and Chief Executive Officer of the Company's wholly-owned subsidiary, Adrien Arpel, Inc., is the sole owner of Display Creations, Inc.

                            INDEPENDENT ACCOUNTANTS

     The Company has engaged Arthur Andersen LLP as independent public accountants for the Company for fiscal year 1997. Arthur Andersen LLP has served as the independent accountants for the Company since fiscal year 1983. Representatives of Arthur Andersen LLP are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                 OTHER BUSINESS

     Management of the Company knows of no other business which will be presented for consideration at the Meeting, but should any other matters be brought before the Meeting, it is intended that the persons named in the accompanying proxy will vote such proxy in their discretion.

                                 ANNUAL REPORT

     The Annual Report of the Company for the fiscal year ended July 31, 1996, including financial statements, is being furnished herewith to shareholders of record of the Company on March 31, 1997. The Annual Report does not constitute a part of the proxy soliciting material.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Any shareholder desiring to present proposals to shareholders at the 1998 Annual Meeting of the Company must transmit such proposal to the Company so that it is received by the Company on or before December 30, 1997. All such proposals should be in compliance with applicable SEC regulations.

                                          By Order of the Board of Directors

                                          Michael D. Ficke
                                          Secretary

                                   ALFIN, INC.
                   720 FIFTH AVENUE, NEW YORK, NEW YORK 10019

           PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS - MAY 20, 1997

         The undersigned hereby appoints ELISABETH FAYER and MICHAEL FICKE, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock, $.01 par value, of ALFIN, INC. held of record by the undersigned on March 31, 1997 at the Annual Meeting of Shareholders (the "Meeting") of ALFIN, INC., on May 20, 1997 at 3:00 p.m., or at any adjournments thereof.


(1) Election of Directors

[ ] FOR all nominees listed below (except as indi-    [ ] WITHHOLD AUTHORITY to vote for all
cated otherwise below)                                nominees listed below

INSTRUCTION: To withhold authority to vote for an individual nominee, write such nominees's name in the space below.

NOMINEES: Jacques Desjardins, Elisabeth Fayer, Steven Korda and Suzanne
Langlois.

(2) To ratify the selection of Arthur Andersen LLP as independent public       FOR    AGAINST    ABSTAIN
accountants for the Company for fiscal year 1997.                              [ ]      [ ]        [ ]

(3) In their discretion, the Proxies are authorized to vote upon such other    FOR    AGAINST    ABSTAIN
business as may properly come before the meeting or any adjournments           [ ]      [ ]        [ ]
thereof.

                              (To be signed below)


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When a ballot is given by a corporation, please give your full corporation name and have the ballot signed by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

              Date:_______________________________________________________, 1997

              Stockholder:______________________________________________________

              __________________________________________________________________
              Signature

              __________________________________________________________________
              Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.